EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Eastern Resources, Inc.

We hereby consent to the inclusion in the prospectus contained in this Post-Effective Amendment to the Registration Statement on Form S-1 of our report dated April 14, 2011, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern, relating to the financial statements for the years ended December 31, 2011 and 2010 and from the period from Inception (March 15, 2007) to December 31, 2010, included in the Annual Report on Form 10-K of Eastern Resources, Inc. filed with the Securities and Exchange Commission on April 15, 2011.

We also consent to the reference to our firm under the heading “Experts” appearing therein.

/s/ Sherb & Co., LLP
Sherb & Co., LLP

New York, NY
January 17, 2012